Exhibit 99.10

Public Accounts 2022-2023 - Errata

Background

Following the filing of the Amendment No. 6 to the Annual Report of Québec for the fiscal year ended on March 31, 2023 and the Exhibit 99.8 - Public Accounts 2022-2023, volume 1, Consolidated Financial Statements of the gouvernement du Québec for the fiscal year ended March 31, 2023, corrections were made to volume 1 of Public Accounts 2022-2023. Certain special fund investments do not require additional approvals. Section 15 of the Financial Administration Act authorizes the Minister of Finance to make investments on behalf of the various special funds as part of the management of liquid assets not required for their operation.

The corrections indicated below have been integrated into the second edition of volume 1 of Public Accounts 2022-2023.

Statement of responsibility

Page 73 – Under the signatures, “Québec, December 11, 2023” was replaced by “Québec, December 11, 2023, except as to amendments made to Note 2, which are as of February 9, 2024.”

Independent auditor’s report

Page 75 – Addition of the following section after the “Basis for Opinion” section:

Emphasis of Matter – Amended Note 2

I draw attention to Note 2 to the consolidated financial statements, which explains that it was amended by the Comptroller of Finance on behalf of the Minister of Finance after the publication of my report dated December 11, 2023. My opinion is not modified in respect of this matter.”

Page 80 – Under the signatures, “Québec, December 11, 2023” was replaced by “Québec, December 11, 2023, except as to amendments made to Note 2, which are as of February 9, 2024.”

Notes to the consolidated financial statements

Page 92 – Compliance with legislative authorizations

In the 3rd paragraph, “Surpluses of expenditures and investments of special funds over approved amounts of $446 million and $961 million respectively were recognized” was replaced by “Surpluses of expenditures and investments of special funds over approved amounts of $446 million and $7 million1 respectively were recognized.”

Footnote 1 was added: “This amount has been reduced by $954 million subsequent to the date on which the financial statements were initially approved, to be consistent with the amendments made in Volume 2, since certain special fund investments do not require additional approvals. Section 15 of the Financial Administration Act authorizes the Minister of Finance to make investments on behalf of the various special funds as part of the management of liquid assets not required for their operation.”